Securities and Exchange Commission
                         Washington, D.C. 20549

                               Form 8-K/A
                   Amendment No. 1 to Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 1997


                              JOTAN, INC.
          (Exact Name of Registrant as Specified in its Charter)


                Florida                           0-24188
       (State or Other Jurisdiction        (Commission File Number)
             of Incorporation)

                              59-3181162
                    (IRS Employee Identification No.)


     118 West Adams Street, Suite 900, Jacksonville, Florida     32202
        (Address of Principal Executive Offices)              (Zip Code)


                             904-355-2592
          (Registrant's Telephone Number, Including Area Code)

On March 17, 1997, the Company filed a Current Report on Form 8-K dated February 28, 1997 with the Securities and Exchange Commission (the Commission) which described the Company's acquisition of all of the issued and outstanding shares of stock of Southland Holding Company (Southland). That report indicated that the financial statements required by Rule 3-05 of Regulation S-X and the pro forma financial information required by Article 11 of Regulation S-X would be filed by the Company in an amendment to its report on Form 8-K. This Form 8-K/A files such financial statements.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.

Report of Independent Certified Public Accountants .....................  1
Consolidated Balance Sheets as of April 30, 1996 and 1995 ..............  2
Consolidated Statements of Operations for the years ended April 30,
   1996,1995 and 1994 ..................................................  4
Consolidated Statements of Retained Earnings for the years ended
   April 30, 1996, 1995 and 1994 .......................................  5
Consolidated Statements of Cash Flows for the years ended April 30,1996,
   1995 and 1994 .......................................................  6
Notes to Consolidated Financial Statements .............................  8

Condensed Consolidated Balance Sheet as of February 28, 1997 (unaudited) 17 Condensed Consolidated Statement of Operations for the Ten Months Ended
   February 28, 1997 (unaudited) ....................................... 18
Condensed Consolidated Statement of Cash Flows for the Ten Months Ended
   February 28, 1997 (unaudited) ....................................... 19
Notes to Condensed Consolidated Financial Statements ................... 20



(b) Pro Forma Financial Information.

Unaudited Pro Forma Condensed Combined Financial Information ........... 22
Unaudited Pro Forma Condensed Combined Balance Sheet
   as of December 31, 1996 ............................................. 24
Unaudited Pro Forma Condensed Combined Statement of Operations
   for the Year Ended December 31, 1996  ............................... 26
Notes to Unaudited Pro Forma Condensed Combined Financial Information .. 27

                               Signatures


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  May 14, 1997                    JOTAN, Inc.

                                       By:___________________________
                                          Jerry Callahan
                                          President and Chief
                                             Operating Officer


                                       By:___________________________
                                          David Freedman
                                          Vice President and
                                             Chief Financial Officer

            Report of Independent Certified Public Accountants

The Board of Directors and Shareholders
Southland Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of Southland Holding Company, Inc. and subsidiaries (the Company) as of April 30, 1996 and 1995, and the related consolidated statements of operations, retained earnings and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southland Holding Company, Inc. and subsidiaries at April 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.


Jacksonville, Florida
October 18, 1996, except as to the first paragraph of Note 9 as to which the date is December 4, 1996 and as to the second paragraph of Note 9 as to which the date is December 13, 1996

              Southland Holding Company, Inc. and Subsidiaries

                      Consolidated Balance Sheets

                                                           April 30
                                                     1996           1995
                                                 ___________________________
Assets
Current assets:
  Cash                                           $ 1,392,608     $ 1,720,645
  Accounts receivable (net of allowance of
    $359,383 in 1996 and $403,828 in 1995)         7,447,253       7,357,733
  Inventory                                        6,695,258       6,672,417
  Deferred income taxes                              333,400         322,696
  Prepaid expenses and other                         149,174         205,841
  Notes receivable                                    72,177         737,455
  Due from employees                                  65,694          57,265
                                                 ___________________________
Total current assets                              16,155,564      17,074,052



Property and equipment:
  Land                                               886,597         701,738
  Buildings and leasehold improvements             4,565,541       4,757,946
  Furniture, fixtures and equipment                1,462,076       1,633,883
                                                 ___________________________
                                                   6,914,214       7,093,567
  Accumulated depreciation and amortization       (3,142,025)     (3,031,490)
                                                 ___________________________
                                                   3,772,189       4,062,077

Other assets:
  Non-compete agreement                              441,397         675,433
  Deferred income taxes                               27,285          16,527
  Cash surrender value of life insurance             233,042         231,190
  Deposits and other                                  95,167         104,596
                                                 ___________________________
                                                     796,891       1,027,746
                                                 ___________________________
Total assets                                     $20,724,644     $22,163,875
                                                 ===========================


See accompanying notes to consolidated financial statements.

            Southland Holding Company, Inc. and Subsidiaries

                      Consolidated Balance Sheets
                           (continued)

                                                           April 30
                                                     1996            1995
                                                 ___________________________
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                               $ 6,090,224     $ 6,161,454
  Accrued liabilities                              1,764,778       1,567,417
  Income taxes                                     2,158,409       1,609,349
  Note payable -- bank                                  -            650,000
  Notes payable -- shareholders                      900,000       3,000,000
  Current portion of long-term debt and capital
    leases                                           487,881         468,161
                                                 ___________________________
Total current liabilities                         11,401,292      13,456,381


Capital lease obligations                          2,945,678       3,093,698
Long-term debt                                       735,316       1,110,340
Deferred revenue                                     230,040         304,111
Minority interest                                  1,045,980         857,968



Shareholders' equity:
  Common stock, $1.00 par value, authorized
   10,000,000 shares, 1,324,480 shares issued
   and outstanding in 1996 and 1995                1,324,480       1,324,480
  Retained earnings                                4,969,474       3,944,513
  Less treasury stock at cost (504,967 shares in
   1996 and 1995)                                 (1,927,616)     (1,927,616)
                                                 ___________________________
Total shareholders' equity                         4,366,338       3,341,377
                                                 ___________________________
Total liabilities and shareholders' equity       $20,724,644     $22,163,875
                                                 ===========================

               Southland Holding Company, Inc. and Subsidiaries

                     Consolidated Statements of Operations


                                                 Years ended April 30
                                           1996         1995         1994
                                        _____________________________________
Sales                                   $62,520,932  $53,343,450  $48,828,364
Cost of sales                            44,804,814   36,419,742   32,682,837
                                        _____________________________________
                                         17,716,118   16,923,708   16,145,527

Operating expenses:
  General and administrative              4,918,330    6,814,385    6,189,785
  Selling                                 3,550,842    2,773,481    2,944,244
  Delivery                                3,789,797    3,439,924    3,439,336
  Warehouse and factory                   2,886,622    2,707,456    2,568,201
                                        _____________________________________
                                         15,145,591   15,735,246   15,141,566
                                        _____________________________________
Operating income                          2,570,527    1,188,462    1,003,961


Other income (expense):
  Interest expense                         (752,706)    (767,114)    (597,546)
  Management fees                           576,440      616,726      511,652
  Interest income                            50,862       48,042       16,021
  Other                                    (341,418)    (201,632)    (110,847)
                                        _____________________________________
                                           (466,822)    (303,978)    (180,720)
                                        _____________________________________

Income before income taxes and
  minority interest                       2,103,705      884,484      823,241
Provision for income taxes                  890,832      558,160      978,357
                                        _____________________________________

Income (loss) before minority
  interest                                1,212,873      326,324     (155,116)
Minority interest                           187,912       46,685       60,606
                                        _____________________________________
Net income (loss)                       $ 1,024,961  $   279,639  $  (215,722)
                                        =====================================


See accompanying notes to consolidated financial statements.

                Southland Holding Company, Inc. and Subsidiaries

                  Consolidated Statements of Retained Earnings


                                                 Years ended April 30
                                           1996         1995         1994
                                        _____________________________________
Retained earnings, beginning of year    $ 3,944,513  $ 3,692,205  $ 3,928,148

Net income (loss)                         1,024,961      279,639     (215,722)

Dividends                                      -         (27,331)     (20,221)
                                        _____________________________________
Retained earnings, end of year          $ 4,969,474  $ 3,944,513  $ 3,692,205
                                        =====================================

See accompanying notes to consolidated financial statements.

               Southland Holding Company, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows


                                                 Years ended April 30
                                           1996        1995         1994
                                        _____________________________________
Operating activities
Net income (loss)                       $ 1,024,961  $   279,639  $  (215,722)
Adjustments to reconcile net income
 (loss) to net cash provided by (used
 in) operations:
  Amortization of non-compete agreement     234,036      231,023      172,212
  Depreciation and amortization             300,479      315,356      274,412
  Provision for bad debts                   (44,445)      28,254      (99,019)
  Deferred income taxes (benefit)           (21,462)     (56,342)      11,365
  Income applicable to minority interests   187,912       46,685       60,606
  Loss on disposal of property and
    equipment                                28,073         -            -
  Other                                        -         (10,031)       4,183
  Changes in operating assets and
     liabilities:
   Accounts receivable                      (45,075)  (1,015,111)  (1,204,880)
   Inventory                                (22,841)  (2,085,443)    (552,404)
   Other assets                              57,667     (131,593)     (12,691)
   Accounts payable                         (71,230)     303,902    1,812,164
   Accrued liabilities                      197,361      259,882     (176,054)
   Income taxes                             549,060      265,356      461,093
   Deferred revenue                         (74,071)     136,872      167,239
                                        _____________________________________
Net cash provided by (used in)
operating activities                      2,300,425   (1,431,551)     702,504


Investing activities
Purchases of property and equipment         (72,933)    (369,347)    (209,427)
Proceeds from sale of property and
  equipment                                  34,369         -            -
Payments on notes receivable                665,278      170,074     (413,901)
Cash surrender value of life insurance       (1,852)     (58,150)     (59,104)
                                        _____________________________________
Net cash provided by (used in)
investing activities                        624,862     (257,423)    (682,432)


                 Southland Holding Company, Inc. and Subsidiaries

                                                 Years ended April 30
                                           1996         1995         1994
                                        _____________________________________
Financing activities
Cash dividends paid                            -         (27,331)     (20,221)
Note payable - bank, net                   (650,000)     650,000     (221,153)
Payments on long-term debt                 (368,048)    (301,123)    (293,974)
Borrowings from notes payable-
  shareholders                                 -       3,000,000         -
Payments on notes payable-shareholders   (2,100,000)    (723,228)    (141,772)
Payments under capital leases              (135,276)     (88,856)     (79,519)
                                        _____________________________________
Net cash provided by (used in)
financing activities                     (3,253,324)   2,509,462     (756,639)
                                        _____________________________________

Net increase (decrease) in cash            (328,037)     820,488     (736,567)
Cash at beginning of year                 1,720,645      900,157    1,636,724
                                        _____________________________________
Cash at end of year                     $ 1,392,608  $ 1,720,645  $   900,157
                                        =====================================


Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
      Interest                          $   333,493  $   156,926  $   163,020
                                        =====================================

      Income taxes                      $   848,541  $   397,714  $   320,000
                                        =====================================


See accompanying notes to consolidated financial statements.

                Southland Holding Company, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                April 30, 1996


1. Business and Organization

Southland Holding Company, Inc. and subsidiaries (the Company) is engaged in the sale of boxes and packaging materials to customers located primarily on the East Coast of the United States. The Company's subsidiaries and ownership percentages appear below:

                                                           Ownership
                                                           Percentage
                                                          ____________
     Southland Container Inc. of Maryland                      84%
     Southland Container Inc. of New Jersey, Inc.              90%
     Southland Container Inc. of Georgia                       95%
     Southland Container Inc. of New York                      90%
     Southland Production Stamping                            100%
     Southland Packaging Inc. (California)                     83%

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the subsidiaries listed in Note 1. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                Southland Holding Company, Inc. and Subsidiaries

2. Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

The Company sells products to a diversified group of customers, primarily businesses, and extends credit terms based on an evaluation of each customer's financial condition. The trade receivables are not collateralized. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, notes receivable, accounts payable, notes payable to bank and shareholders and long-term debt. The carrying value of these financial instruments approximates their fair value at April 30, 1996.

Inventory

Inventory is stated at the lower of cost or market; cost is determined principally by the average cost method.

Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line and declining-balance methods over the estimated useful lives or lease terms of the respective assets. The estimated useful lives are as follows:

     Buildings                                     30 years
     Leasehold improvements                     Lease terms
     Furniture, fixtures and equipment           2-10 years
     Capitalized leases                            20 years

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires income taxes to be recognized using the liability method. Specifically deferred tax assets and liabilities are determined based on estimated future tax effects attributable to temporary differences between the amount of assets and liabilities recognized for financial reporting and income tax purposes.

                Southland Holding Company, Inc. and Subsidiaries

2. Summary of Significant Accounting Policies (continued)

Impact of Recently Issued Accounting Standards

In 1995, the Financial Accounting Standards Board released SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position or results of operations.

3. Debt

Long-term Debt

Long-term debt consisted of the following:

                                                       1996          1995
                                                    _________________________
Note payable to former shareholder for repurchase
 of Company stock; original principal of $942,093
 which is due and payable in 40 equal quarterly
 installments of $23,552 plus interest at the
 prime rate published by Citicorp N.A. (8.5% at
 1996 and 1995), commencing July 16, 1992 with
 final payment due July 16, 2002; collateralized
 by 273,171 shares of common stock of the Company.  $   565,256   $   659,465

Non-compete agreement with former shareholder and
 officer of the Company valued at $1,299,133
 which represents the present value, discounted
 at 9%, of payments totaling $1,704,000 to be
 paid in monthly amounts of $23,666 commencing
 April 1992 with final payment due March 1998,
 less unamortized discount (1996--$46,070; 1995--
 $102,175)                                              498,262       726,156

Other                                                    46,811        92,756
                                                    _________________________
                                                      1,110,329     1,478,377
Less debt due within one year                           375,013       368,037
                                                    _________________________
                                                    $   735,316   $ 1,110,340
                                                    =========================

                Southland Holding Company, Inc. and Subsidiaries

3. Debt (continued)

Long-term debt maturities by year are as follows:

       Year ended April 30
       -------------------
             1997                                 $  409,740
             1998                                    373,782
             1999                                     94,209
             2000                                     94,209
             2001                                     94,209
             Thereafter                               94,209
                                                 ____________
                                                   1,160,358
             Less unamortized discount                50,029
                                                 ____________
                                                  $1,110,329
                                                 ============

Note Payable to Bank

The Company had a revolving credit note with a financial institution for a maximum of $1,000,000, which matured on August 1, 1996, at a fluctuating interest rate as determined by the financial institution (8.25% and 9.0% at 1996 and 1995, respectively). The revolving credit note was collateralized by 273,171 shares of common stock of the Company. The Company had $-0- and $650,000 outstanding at April 30, 1996 and 1995, respectively.

In August 1996, the Company renewed the $1,000,000 revolving credit note until August 1997 and borrowed $750,000. The terms of the arrangement require compliance with certain financial covenants including minimum tangible net worth, debt to tangible net worth ratio and current ratio.

Notes Payable to Shareholders

The Company has unsecured notes payable to three shareholders and officers of the Company in the amount of $900,000 and $3,000,000 at April 30, 1996 and 1995, respectively. Interest is payable monthly at 10%. The principal balance is payable in full on March 23, 1997.

                Southland Holding Company, Inc. and Subsidiaries

4. Obligations Under Capital Leases

The Company has capital lease agreements for land and buildings as follows:

                                                        April 30
                                                  1996            1995
                                               __________________________
Capitalized cost                                $3,650,871    $3,650,871
Accumulated amortization                          (989,627)     (842,163)
                                               __________________________
Total                                           $2,661,244    $2,808,708
                                               ==========================

Amortization expense on assets capitalized under capital lease obligations is included in depreciation and amortization. The lease agreements are secured by the leased property.

Future minimum lease payments under capital leases for the following fiscal years, together with the present value of the net minimum lease payments as of April 30, 1996, are:

           1997                                   $  459,461
           1998                                      459,461
           1999                                      459,461
           2000                                      459,461
           2001                                      459,461
           Thereafter                              3,660,769
                                                 ____________
         Total minimum lease payments              5,958,074
         Less amount representing interest        (2,899,528)
                                                 ____________
         Present value of net lease payments       3,058,546
         Less current maturities                    (112,868)
                                                 ____________
         Capital lease obligations                $2,945,678
                                                 ============

               Southland Holding Company, Inc. and Subsidiaries

5. Income Taxes

The provision for income taxes consisted of the following:

                                              1996        1995        1994
                                           __________________________________
     Federal:
       Current                              $690,702    $519,955    $885,906
       Deferred                              (22,448)    (42,039)      7,130
     State:
       Current                               210,889      94,547      81,086
       Deferred                               11,689     (14,303)      4,235
                                           __________________________________
     Total                                  $890,832    $558,160    $978,357
                                           ==================================

The provision for income taxes differs from the amount computed by applying the statutory rate to pre-tax income as follows:

                            1996                1995                1994
                      _______________________________________________________
Income tax provision
  at the U.S. federal
  statutory rate      $715,260  34.0%     $300,725  34.0%     $279,902  34.0%
State tax, net of
  federal benefit      146,901   7.0        52,961   6.0        56,313   6.8
Officers life
  insurance                630   0.0        19,771   2.2        44,695   5.4
Reserves and other      28,041   1.3       184,703  20.9       597,447  72.5
                      _______________________________________________________
Total                 $890,832  42.3%     $558,160  63.1%     $978,357 118.7%
                      =======================================================

The Internal Revenue Service has examined the Company's Federal tax returns through 1989 and the tax years have been closed through 1993. The Company believes it has adequately provided for income taxes that may become payable with respect to open tax years, which is included in income taxes payable on the accompanying balance sheets.

                Southland Holding Company, Inc. and Subsidiaries

5. Income Taxes (continued)

The components of the Company's deferred tax assets and liabilities as of April 30, 1996 and 1995 are as follows:

                                             1996         1995
                                         _______________________
     Deferred tax assets:
       Capitalized leases                 $156,934     $152,120
       Inventory valuation                 146,077      156,500
       Allowance for doubtful accounts      99,861      159,512
       Accrued liabilities                  79,000         -
       Other                                 8,018        6,684
                                         _______________________
                                           489,890      474,816

     Deferred tax liabilities:
       Property and equipment              129,205      135,593
                                         _______________________
     Net deferred tax assets              $360,685     $339,223
                                         =======================

6. Related Party Transactions

The following transactions occurred between the Company and other affiliates:

     The Company is the primary leasee of a 85,000 square foot warehouse located in Baltimore, Maryland. The landlord is Southland Maryland Properties (A Texas Partnership) composed principally of the major shareholders of the Company. The term of the lease is for 20 years commencing in 1986. Rents paid to the partnership during the year ended April 1996, 1995, and 1994 were $297,500, $297,500 and $304,583, respectively.

     The Company is the primary leasee of a 50,000 square foot warehouse located in Orlando, Florida. The landlord is Southland Florida Properties (A Texas Partnership) composed principally of the major shareholders of the Company. The term of the lease is for 20 years commencing in 1993. Rents paid to the partnership during the year ended April 30, 1996, 1995, and 1994 were $216,000, $183,000 and $180,000, respectively.

     The Company provides certain management, administrative and consulting services to Southland Container Inc., Southland Paper Company and Southland Container of Louisiana (Affiliates). The owners of the Company are also the owners of the Affiliates. During the years ended April 30, 1996, 1995 and 1994 management fees of $576,440, $616,726 and $511,652, respectively, were collected.

                Southland Holding Company, Inc. and Subsidiaries

6. Related Party Transactions (continued)

     The Company provided financing to Southland Maryland Properties and Southland Florida Properties. The amounts receivable from these affiliates as of April 30, 1996 and 1995 were $30,000 and $737,863, respectively, and are included in notes receivable. The Company receives interest on the outstanding balances at the current prime rate.

7. Operating Leases

The Company leases warehouses, office facilities, and equipment under operating leases expiring at various dates through 2014. The leases have renewal options ranging from 1 to 15 years. Rent expense under these leases, including contingent rents, was $1,929,306, $1,366,087 and $1,317,420 for the years ended April 30, 1996, 1995 and 1994, respectively.

At April 30, 1996, future minimum lease payments for the next five years and thereafter under all operating leases were as follows:

         Year ended April 30
         -------------------
                1997                           $   618,566
                1998                               477,751
                1999                               450,070
                2000                               277,625
                2001                               182,694
                Subsequent years                   305,430
                                              _____________
                                               $ 2,312,136
                                              =============

8. Employment Agreements

During 1996, the Company entered into 5-year employment agreements with six employees of the Company, five of which are minority shareholders. The agreements provide a fixed annual salary, bonuses and auto allowance. These agreements automatically extend for successive one-year terms unless notice is given sixty days prior to the end of the term.

                Southland Holding Company, Inc. and Subsidiaries

9. Subsequent Events

During December 1996, the Company settled an outstanding lawsuit with a former major customer and has accrued $318,000 relating to the settlement amount and professional fees which is included in accrued liabilities in the accompanying balance sheet.

On December 13, 1996, the majority shareholders of the Company signed an agreement to sell their stock in the Company to another entity. The sale is expected to be finalized in early 1997.



<PAGE

              Southland Holding Company, Inc. and Subsidiaries

               Unaudited Condensed Consolidated Balance Sheet

                           February 28, 1997

Assets
  Current assets:
    Cash                                                   $    296,848
    Accounts receivable, net                                  5,967,581
    Inventories, net                                          5,789,881
    Other                                                       517,889
                                                           _____________
Total current assets                                         12,572,199

Property and equipment, net                                   3,624,138
Other assets                                                    820,802
                                                           _____________
Total assets                                                $17,017,139

Liabilities and shareholders' equity
  Current liabilities:
    Accounts payable                                        $ 3,278,692
    Accrued liabilities                                       1,834,847
    Income taxes                                              1,653,650
    Note payable -- bank                                        700,000
    Current portion of capital leases                            91,397
    Other                                                       922,121
                                                           _____________
Total current liabilities                                     8,480,707

Capital lease obligations                                     2,941,426
Deferred revenue                                                122,486
Minority interest                                             1,106,182

Shareholders' equity:
  Capital stock                                               1,324,480
  Retained earnings                                           4,969,474
  Less treasury stock                                        (1,927,616)
                                                           _____________
Total shareholders' equity                                    4,366,338
                                                           _____________
Total liabilities and shareholders' equity                  $17,017,139
                                                           =============

See notes to unaudited condensed consolidated financial statements.

            Southland Holding Company, Inc. and Subsidiaries

        Unaudited Condensed Consolidated Statement of Operations

                  Ten Months ended February 28, 1997

Sales                                                       $50,765,969
Cost of sales                                                34,863,958
                                                           _____________
                                                             15,902,011
Operating expenses                                           15,160,024
                                                           _____________
Operating income                                                741,987
Other income (expense), net                                    (333,026)
                                                           _____________
Income before income taxes and minority interest                408,961
Income taxes                                                    172,990
                                                           _____________
Income before minority interest                                 235,971
Minority interest                                                36,576
                                                           _____________
Net income                                                  $   199,395
                                                           =============

See notes to unaudited condensed consolidated financial statements.

              Southland Holding Company, Inc. and Subsidiaries

          Unaudited Condensed Consolidated Statement of Cash Flows

                     Ten Months ended February 28, 1997

Cash flows from operating activities
Net income                                                  $    199,395
Adjustments to reconcile net income to net cash used
  in operating activities:
    Depreciation and amortization expense                        410,504
    Provision for bad debts                                      406,957
    Income applicable to minority interests                       60,202
    Changes in operating assets and liabilities:
      Accounts receivable                                      1,072,715
      Inventory                                                  905,377
      Other current assets                                       102,556
      Accounts payable                                        (2,811,532)
      Accrued expenses                                          (129,326)
      Income taxes                                              (504,759)
      Deferred revenue                                          (107,554)
      Other assets                                                75,778
                                                           ______________
Net cash used in operating activities                           (319,687)
                                                           ______________

Cash flows from investing activities
Purchases of property and equipment                              (68,677)
                                                           ______________
Net cash used in investing activities                            (68,677)
                                                           ______________


Cash flows from financing activities
Borrowings on notes payable-bank                                 700,000
Payments on notes payable-shareholders                          (900,000)
Payments under capital leases                                   (507,396)
                                                           ______________
Net cash used in financing activities                           (707,396)
                                                           ______________
Net decrease in cash                                          (1,095,760)
Cash at beginning of period                                    1,392,608
                                                           ______________
Cash at end of period                                       $    296,848
                                                           ==============


See notes to unaudited condensed consolidated financial statements.

              Southland Holding Company, Inc. and Subsidiaries

            Notes to Condensed Consolidated Financial Statements
                                (Unaudited)

                             February 28, 1997


Description of Business

Southland Holding Company, Inc. and subsidiaries (the Company) is engaged in the sale of boxes and packaging materials to customers located primarily on the East Coast of the United States. The Company's subsidiaries and ownership percentages appear below:

                                                        Ownership
                                                        Percentage
                                                       ____________
     Southland Container Inc. of Maryland                   84%
     Southland Container Inc. of New Jersey, Inc.           90%
     Southland Container Inc. of Georgia                    95%
     Southland Container Inc. of New York                   90%
     Southland Production Stamping                         100%
     Southland Packaging Inc. (California)                  83%

Basis of Presentation

The accompanying financial statements are unaudited and, in the opinion of management reflect all adjustments necessary for a fair presentation of the financial position and results of operations for the period presented. All such adjustments are of a normal and recurring nature. The results of operations for the period presented are not necessarily indicative of the results to be expected for the entire year.

The financial statements at February 28, 1997 and for the ten months then ended reflect the consolidated accounts of the Company and its subsidiaries. All intercompany transactions and accounts have been eliminated. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

Note Payable to Bank

The Company had a revolving credit note with a financial institution for a maximum of $1,000,000, which matured on August 1, 1996, at a fluctuating interest rate as determined by the financial institution. The revolving credit note was collateralized by 273,171 shares of common stock of the Company.

              Southland Holding Company, Inc. and Subsidiaries

            Notes to Condensed Consolidated Financial Statements
                          (Unaudited) (continued)



In August 1996, the Company renewed the $1,000,000 revolving credit note until August 1997 and borrowed $700,000. The terms of the arrangement require compliance with certain financial covenants including minimum tangible net worth, debt to tangible net worth ratio and current ratio.

                              Jotan, Inc.

         Unaudited Pro Forma Condensed Combined Financial Statements


On March 4, 1997, JOTAN, Inc. (the Company), a Florida corporation, completed the acquisition of all of the issued and outstanding shares of stock of Southland Holding Company (Southland) with an effective date of February 28, 1997, as reported in the Company's Form 8-K filed on March 17, 1997. The aggregate purchase price was approximately $49.3 million, including $11.5 million of assumed liabilities, which is subject to adjustment based on the post-closing audit. In connection with the acquisition, Jotan purchased all of the minority interest of Southland's subsidiaries for approximately $1.1 million and also paid non-competition fees to the shareholders of Southland in the aggregate amount of approximately $6.6 million, which are included in the aggregate purchase price of $49.3 million.

In order to finance the Southland acquisition and to fund future expansion, the Company signed an agreement on February 28, 1997 with Rice Partner II LP
(Rice) to provide $9 million of senior subordinated debt and acquire $10 million of redeemable preferred stock. In connection with this transaction, F-Southland, LLC, a North Carolina limited liability company, and FF-Southland Limited Partnership, a North Carolina limited partnership will purchase an aggregate amount of $2 million of such senior subordinated debt and $2 million of such senior redeemable preferred stock in lieu of Rice.

In addition, the Company signed an agreement with Banque Paribas on February 28, 1997 to obtain up to $12 million in a senior revolving facility and $27 million in senior term/acquisition credit facilities. As part of the Banque Paribas financing agreement, the Company terminated its long-term financing arrangement with CIT and paid off other long-term credit facilities. Amounts outstanding on the CIT and other credit facilities totaled approximately $2.9 million at February 28, 1997. In connection with the Southland acquisition, the Company borrowed $16.1 million, net of fees, and $2.3 million on the senior term facility and the senior revolving loan, respectively.

The accompanying unaudited pro forma condensed combined financial statements present the condensed historical financial statements of the Company and Southland, pro forma adjustments and the pro forma results under the purchase method of accounting. The historical financial information of the Company was prepared from audited financial statements previously filed with the Commission. The historical financial information for Southland was prepared from the unaudited books and records of Southland for the twelve months ended February 28, 1997.

The unaudited pro forma condensed combined balance sheet is based upon the historical financial position of the Company at December 31, 1996 and Southland at February 28, 1997, and reflects pro forma acquisition adjustments as if the acquisition had occurred on December 31, 1996. The unaudited pro forma condensed combined statement of operations for the year ended
December 31, 1996 is based upon the historical statement of operations of the Company for its year ended December 31, 1996 and the historical statement of income of Southland for the twelve months ended February 28, 1997. The unaudited pro forma condensed combined statement

                              Jotan, Inc.

         Unaudited Pro Forma Condensed Combined Financial Statements
                              (continued)


of operations for the year ended December 31, 1996 gives effect to the acquisition as though it had occurred on January 1, 1996.

The unaudited pro forma condensed combined financial statements should be read in connection with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996. The pro forma information does not purport to be indicative of the results that would have occurred if the acquisition had been consummated on the dates indicated, nor of the results that may be obtained in the future.

                                JOTAN, Inc.

            Unaudited Pro Forma Condensed Combined Balance Sheet

                            December 31,   February 28,
                                1996          1997
                             JOTAN (as      Southland        Pro Forma          Pro Forma
                              reported)   Holdings, Inc.    Adjustments         Combined
                           ________________________________________________________________
Assets
Current assets:
                                                           $(2,544,914) (2)
  Cash                     $ 1,403,214    $    296,848       1,000,000  (7)    $   155,148
  Accounts receivable        1,553,224       5,967,581            -              7,520,805
  Inventories                1,181,642       5,789,881            -              6,971,523
  Other                        323,949         517,889            -                841,838
                           ________________________________________________________________
Total current assets         4,462,029      12,572,199      (1,544,914)         15,489,314
                                                             1,000,000  (7)
                                                            (1,000,000) (7)
Property and
 equipment, net                838,754       3,624,138         445,000  (1)(7)   4,907,892
Capitalized
 acquisition costs             660,296            -           (660,296) (2)           -
Noncompete                        -               -          6,600,000  (1)      6,600,000
Excess of purchase price
 over fair value of
 net assets acquired              -               -         25,262,114  (1)     25,262,114
Other assets                    36,979         820,802            -                857,781
                           ________________________________________________________________
Total assets               $ 5,998,058     $17,017,139     $30,101,904         $53,117,101
                           ================================================================


See notes to unaudited pro forma condensed combined financial statements.

                                       JOTAN, Inc.

                            December 31,   February 28,
                                1996          1997
                             JOTAN (as      Southland        Pro Forma          Pro Forma
stockholders' equity          reported)   Holdings, Inc.    Adjustments         Combined
                           _______________________________________________________________
Liabilities and
stockholders' equity
Current liabilities:
  Accounts payable         $ 1,525,941    $  3,278,692            -           $ 4,804,633
  Accrued expenses             221,557       1,834,847         325,303  (1)     2,381,707
  Income taxes                    -          1,653,650            -             1,653,650
  Current portion of
   long-term debt,
   notes payable and
   capital leases            1,716,332        791,397       (2,398,166) (2)       109,563
  Other                           -           922,121             -               922,121
                            ______________________________________________________________
Total current
 liabilities                3,463,830      8,480,707       (2,072,863)          9,871,674

Capital lease obligations         -         2,941,426        1,000,000  (7)     3,941,426
Deferred revenue                  -           122,486             -               122,486
Senior Revolving loan             -              -           2,330,884  (2)     2,330,884
Notes payable, less
 current maturities            506,097           -            (506,097) (2)          -
Senior term loans                 -              -          16,122,500  (2)    16,122,500
Senior subordinated debt          -              -           8,710,000  (2)     8,710,000
Minority interest                 -         1,106,182       (1,106,182) (1)          -

Redeemable preferred stock        -              -           9,340,000  (2)     9,340,000

Stockholders' equity:
  Convertible preferred
   stock                        12,658           -                -                12,658
  Common stock                  56,794           -                -                56,794
  Capital stock                   -         1,324,480       (1,324,480) (1)          -
Additional paid-in capital   3,963,983           -             650,000  (2)     4,613,983
Retained earnings (deficit) (2,005,304)     4,969,474       (4,969,474) (1)    (2,005,304)
Less treasury stock               -        (1,927,616)       1,927,616  (1)          -
                           _______________________________________________________________
Total stockholders' equity   2,028,131      4,366,338       (3,716,338) (1)     2,678,131
                           _______________________________________________________________
Total liabilities and
stockholders' equity       $ 5,998,058    $17,017,139      $30,101,904        $53,117,101
                           ===============================================================





See notes to unaudited pro forma condensed combined financial statements.

                                     JOTAN, Inc.

             Unaudited Pro Forma Condensed Combined Statement of Operations

                           Year ended December 31, 1996

                             JOTAN (as      Southland        Pro Forma          Pro Forma
                              reported)   Holdings, Inc.    Adjustments         Combined
                           _______________________________________________________________
Sales                      $11,659,754    $60,399,969      $      -           $72,059,723
Cost of sales                8,758,248     41,606,958             -            50,365,206
                           _______________________________________________________________
                             2,901,506     18,793,011             -            21,694,517
Amortization of goodwill
 and noncompete agreements        -           232,531        3,004,141  (3)     3,236,672
                                                                69,282  (7)
Other operating expenses     2,519,506     17,738,327       (2,850,156) (6)    17,476,959
                           _______________________________________________________________
Operating income (loss)        382,000        822,153         (223,267)           980,886
                                                               (18,750) (2)
                                                              (148,768) (7)
Other income (expense), net   (208,342)      (311,026)      (2,895,813) (4)    (3,582,699)
                           _______________________________________________________________
Income (loss) before income
 taxes and minority interest   173,658        511,127       (3,286,598)        (2,601,813)
Income (loss) taxes               -           216,206         (216,206) (5)          -
                           _______________________________________________________________
Income (loss) before
 minority interest             173,658        294,921       (3,070,392)        (2,601,813)
Minority interest                 -            45,713          (45,713) (8)          -
                           _______________________________________________________________
Net income (loss)              173,658    $   249,208      $(3,024,679)        (2,601,813)
                                          =============================
Amount attributable to
 preferred stock                  -                                     (9)       882,500
                           ____________                                       ____________
Net income (loss)
 attributable to common
 shareholders                 $173,658                                        $(3,484,313)
                           ============                                       ============

Net income (loss) per share       $.03                                              $(.61)
                           ============                                       ============
Average shares outstanding   5,704,991                                          5,704,991
                           ============                                       ============

See notes to unaudited pro forma condensed combined financial statements.

                                       JOTAN, Inc.

            Notes to Unaudited Pro Forma Condensed Combined Financial Statements


1. Represents adjustments to record the preliminary assigned values of Southland Holdings, Inc.'s acquired assets and liabilities and to allocate the excess of the purchase price over the fair value of the net assets acquired (goodwill). The final purchase price is subject to adjustment as provided in the agreement. The allocations are subject to revision after more detailed analysis and evaluations are completed.

    Cash purchase price                                          $37,779,634
    Liabilities assumed                                           11,544,619
                                                                _____________
                                                                  49,324,253
    Net book value of assets acquired                            (17,017,139)
    Noncompete agreement                                          (6,600,000)
    Excess of fair value over the net book value of
     property, plant and equipment                                  (445,000)
                                                                _____________
    Excess of purchase price over the fair value of net
     assets acquired                                             $25,262,114
                                                                =============

2. To reflect $37 million increase in borrowings to provide the cash paid for the acquisition and amounts used to retire debt of $2.9 million outstanding at the acquisition date. Also, includes $650,000 attributable to warrants issued in connection with the financing, at a minimal exercise price. The warrants give the holders the right to acquire 63.5% of the common stock outstanding on a fully diluted basis.

3. To reflect amortization of goodwill and noncompete based upon the preliminary estimated fair value of the net assets resulting from the purchase. Such amount assigned to the noncompete is being amortized over an average life of five years and the amount assigned to goodwill is being amortized over an estimated life of 15 years. The life assigned to goodwill is subject to revision after more detailed analysis and evaluations are completed.

4. To reflect interest expense as a result of the $37 million increase in borrowings to provide the cash paid for the acquisition and to retire debt of $2.9 million outstanding at the acquisition date.

5. To reflect the pro forma effects on income taxes due to the pro forma depreciation, amortization and interest expense adjustments. The pro forma amortization of the excess of purchase price over fair value of assets acquired is assumed to be nondeductible for income tax purposes.

6. To reflect the elimination of certain operating expenses, primarily salaries and benefits, which are duplicative and will not be incurred subsequent to the acquisition.

7. To reflect proceeds of $1 million received on the sale of real property at the closing date. This property was subsequently leased back and is being reflected as a capital lease.

                                 JOTAN, Inc.

       Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                 (Continued)


8. To reflect the elimination of minority interest of Southland as all amounts were purchased in connection with the acquisition.

9. Includes 8% dividend and accretion of discount on mandatorily redeemable preferred stock.